Exhibit 99.3

Key messages for Project Elephant Day 1 communications

Who is Innoviva?

Innoviva is a large, stable, well-capitalized company supported by long-term royalty cash flows

•	We are a 20-year-old, $~1.5bn market value public company with a history of successful drug development and commercialization
•	We have had revenues of $300-400m a year over the past 5 years, growing at a double-digit rate
•	Our royalty products are best-in-class drugs for asthma and COPD (Breo, Anoro, Trelegy) that were originally developed by us and later partnered with GSK

Innoviva leverages its world-class industry and functional expertise to deploy capital in support of innovative companies and products that are addressing critical unmet medical needs

•	Innoviva has a highly professional team with capabilities across healthcare investing, strategy, governance, development, commercial, and public health
•	Over the past two years we have made investments into a range of therapeutic and other biotech companies driving exciting innovations
•	We take long-term views and are not afraid to be contrarian, and we see ourselves as long-term partners providing financial and other support for all of our investments

Why is Innoviva acquiring Entasis?

The infectious disease space is a core focus of Innoviva’s long-term strategy

•	We identified infectious disease as a great opportunity for two reason:
o	First, anti-infectives innovation is one of the most important priorities for global health and societal well-being in the long run
o	Second, we believe players in the industry can create significant value for shareholders – and employees – if managed with the appropriate capital investments and long-term vision
•	We believe creating a company with the appropriate resources and scale to successfully bring novel therapies in infectious disease to patients will create enormous societal and financial value
•	Over the past years we have made significant investments in Entasis and Armata as our first steps in this space – and we are ready to accelerate our progress

Entasis is the first critical building block of our infectious disease strategy

•	Innoviva is a lean company with a healthy balance sheet and limited overhead.
•
We have been a key supporter of Entasis since our original investment over two years ago and have funded Entasis several times since.  We think the Entasis team has done an excellent job advancing its assets and are proud of the progress to date

•	We are committed to making the requisite investments to ensure that Entasis products are successful and that you can continue great work with clear support from us

What does this mean for Entasis employees?

Keep doing what you’re doing

•	We are acquiring Entasis to support the work you are already doing, not to make any dramatic changes
•	We expect the deal to close in 6-8 weeks; until then there are no changes at all to your responsibilities, reporting structures, or existing operations
•	Moving forward we anticipate Entasis will continue key operations largely as they are today

We believe in compensating people well for good work, and we expect to keep all core compensation arrangements and benefits in place (in fact, enhancing some of them), and we plan to put additional programs in place after closing

•	All current key agreements on compensation, bonuses, and benefits expected to remain the same under Innoviva
•	We plan for an additional 10% base salary payout to all non-C-suite employees upon FDA acceptance of the SUL-DUR NDA
•	Underwater options (those with a strike price above current share price) to be cancelled, in-the-money options (strike price above current share price) to be cashed out at deal closing
•	Restricted Stock Unit (RSU) vesting to be accelerated and transitioned to RSUs of Innoviva shares of equivalent value

What happens next?

We want to get to know you!

•
Over the next weeks and beyond, our team members will be visiting Entasis to get to know all of you and better understand your organization and current operations – and what we can do to build on and accelerate progress within the organization

•	We are excited to meet each of you and talk to you about how we can best work together to accomplish our goals and help Entasis make a difference for patients

Some functions and processes will need to be integrated with Innoviva

•	Between now and the closing date, some work is needed to prepare to integrate the processes that have to change with the transition of ownership (e.g., accounting, reporting)
•	You will be contacted if your help is needed and will work with the support of our Integration Management Office to ensure that everything transitions smoothly on Closing Day and beyond
•	We anticipate these changes to be minimally disruptive to any ongoing operations (and hopefully only make things easier for you)

(For Entasis executives / managers): How do I talk to my teams about this?

Be positive

•	Express excitement and enthusiasm about the deal. We certainly are excited and enthusiastic.
•
Emphasize the benefits of partnering with a company that has long-term stable cash flows to support Entasis without the distraction of the markets and constant fundraising and wants to make Entasis the cornerstone of its operating platform

•	Talk about the shared commitment to the goal of bringing Entasis’s therapies to the patients who need them the most

Direct teams to prepared resources

•	Innoviva will be distributing materials including a FAQ sheet
•	If new questions arise that aren’t covered in the existing materials, direct them to contact Austin Hackett (austin.hackett@inva.com) who will be overseeing the integration efforts

Important Information about the Tender Offer

The tender offer described in this document (the “Offer”) has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Entasis Therapeutics Holdings Inc. (“Entasis”) or any other securities. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by Innoviva, Inc. (“Innoviva”) and Innoviva Merger Sub, Inc., a wholly owned subsidiary of Innoviva, with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Entasis with the SEC. The offer to purchase shares of Entasis common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement. Additional copies may be obtained at no charge by contacting Innoviva at 1350 Old Bayshore Highway Suite 400, Burlingame, CA 94010 or (650) 238-9600 or by contacting Entasis at 35 Gatehouse Drive, Waltham, MA 02451 or (781) 810-0120. In addition, Innoviva and Entasis file annual, quarterly and current reports and other information with the SEC, which are also available to the public at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This document includes statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Innoviva’s proposed acquisition of Entasis.  Such forward-looking statements include, but are not limited to, the ability of Innoviva and Entasis to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Innoviva’s and Entasis’ beliefs and expectations and statements about the benefits sought to be achieved in Innoviva’s proposed acquisition of Entasis, the potential effects of the acquisition on both Innoviva and Entasis, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Entasis’ product candidates. Many of these risks and uncertainties are beyond Entasis’ control. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. There can be no guarantees that the conditions to the closing of the proposed transaction will be satisfied on the expected timetable or at all, or with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Entasis’ stockholders unaffiliated with Innoviva will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated by the merger agreement may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Entasis’ business; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability, and diversion of management time and attention from managing Entasis’ affairs; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Innoviva’s and Entasis’ patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Innoviva and Entasis undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Innoviva’s and Entasis’ 2021 Annual Reports on Form 10-K and Innoviva’s and Entasis’ other filings with the Securities and Exchange Commission (“SEC”) available on the SEC’s website at www.sec.gov.